Exhibit 23.1

PricewaterhouseCoopers LLP 1250 René-Lévesque Boulevard West Suite 2800 Montreal, Quebec Canada H3B 2G4 Telephone +1 (514) 205 5000 Facsimile +1 (514) 876 1502

December 6, 2004

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2004, relating to the financial statements of Teleglobe International Holdings Ltd. (Successor), and of our report dated January 28, 2004 relating to the financial statements of the Telecommunications Group of Telegloe Inc. (Predecessor), which appear in Amendment No.5 to Registration Statement on Form S-4 of Teleglobe International Holdings Ltd. (formerly known as Teleglobe Bermuda Holdings Ltd.).

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chartered Accountants

Montreal, Quebec